Exhibit 99.1

GRANITE CONSTRUCTION TO ACQUIRE LAYNE CHRISTENSEN IN $565 MILLION

STOCK MERGER TRANSACTION

Positions Granite as a National Leader Across Both Transportation and

Water Infrastructure Markets

Transaction Equity Value of $376 Million

Expected to Generate Annual Cost Synergies of Approximately $20 Million

Enterprise Value Multiple of 8.2x 2018 Expected EBITDA1, Including Full Run-Rate of Cost Synergies

Expected to be Accretive to Granite’s Adjusted EPS and High Single-Digit Accretive to Granite’s Adjusted

Cash EPS in First Year After Close2

Granite to Host Conference Call and Webcast at 5:30 a.m. PT / 8:30 a.m. ET Today

WATSONVILLE, Calif. & THE WOODLANDS, Texas – February 14, 2018 – Granite Construction Incorporated (NYSE: GVA) and Layne Christensen Company (NASDAQ: LAYN) announced today that they have entered into a definitive agreement whereby Granite will acquire all of the outstanding shares of Layne in a stock-for-stock transaction valued at $565 million, including the assumption of net debt. The transaction, which was unanimously approved by the Boards of Directors of both companies, is expected to close in the second quarter of 2018.

Under the terms of the agreement, Layne shareholders will receive a fixed exchange ratio of 0.270 Granite shares for each share of Layne common stock they own. This represents $17.00 per Layne share, or a premium of 33%, based on the volume-weighted average prices for Granite and Layne shares over the past 90 trading days. Following the close of the transaction, Layne shareholders will own approximately 12% of Granite shares on a fully diluted basis, and Granite’s Board will be expanded to include one additional director from Layne. The transaction represents an enterprise value multiple of 8.2x 2018 expected EBITDA1.

As a leading water management, construction, and drilling company with the #1 position in well drilling and a #2 position in cured-in-place pipe (CIPP) rehabilitation, Layne significantly enhances Granite’s presence in the large and growing water infrastructure market. The combined company, including Granite’s existing water business, will have water-related revenues of approximately $600 million3, positioning Granite as a national leader across both the transportation and water infrastructure markets. Together, Granite and Layne will have nearly 7,000 employees and serve a diverse and growing customer base.

[1]	Based on Granite’s expectations for Layne financial performance during calendar year 2018, and including full run-rate cost synergies and expected present value tax benefit of Layne net operating losses.
[2]	Adjusted EPS excludes non-recurring transaction and integration costs and Adjusted Cash EPS further excludes amortization of intangible assets.
[3]	Based upon Layne’s approximate LTM water revenue as of Layne’s fiscal Q3 2018 (October 31, 2017) and Granite’s three-year water-related average revenue.

“This strategic transaction brings together two complementary organizations to create a platform for growth, delivering significant benefits for shareholders, employees, and customers,” said James H. Roberts, President and Chief Executive Officer of Granite. “With Layne’s expertise and leading water positions, Granite will advance its goal of becoming a full-suite provider of construction and rehabilitation services for the water and wastewater market. With enhanced scale and capabilities, Granite will be better positioned to address the growing water and wastewater needs throughout the infrastructure lifecycle. We expect this transaction will create value for shareholders in both the near- and long-term, including earnings accretion on an adjusted basis and synergy realization. As a stronger player in the attractive water and wastewater sector, we will have significant opportunities to capture a larger share of the market and accelerate our growth prospects.”

“We are pleased to reach this agreement with Granite, which creates significant value for all Layne stakeholders,” said Michael J. Caliel, President and Chief Executive Officer of Layne. “Our organization believes that Granite is the right partner. This is a terrific opportunity as our shareholders will receive a significant premium and share in the upside potential in a diversified and growing company with greater scale and resources. Our customers will benefit from our shared commitment to operational excellence, quality, and customer service, and our employees will benefit from the upside and strong growth prospects of being part of a larger infrastructure company. Our leadership position in water resources combined with our increasing presence in the growing water midstream business should be greatly enhanced by our combination with Granite. The Layne team looks forward to working together with Granite to implement a seamless transition.”

Mr. Roberts concluded, “Together, Granite and Layne will provide expanded career opportunities as a larger, stronger, and more diversified company. Granite will also benefit from gaining the expertise and specialized skills of Layne employees as we expand our presence in water infrastructure. Importantly, we believe this combination unites two similar cultures that emphasize core values focused on ethics, safety, sustainability, and a commitment to the communities in which we work and live. We look forward to welcoming Layne’s talented employees to Granite. Together, we can capitalize on attractive and growing market opportunities, given the expected increase in demand for large water infrastructure programs.”

Creates a Platform for Growth

•	Establishes Granite’s Leadership Position in the Water Infrastructure Market. Layne is a leading water management, infrastructure services, and drilling company with a broad portfolio and a diverse and growing customer base across municipal, industrial, agriculture, and energy end markets, with water-related services accounting for over 80% of revenues[4]. Together with Layne, Granite will be a leader in water infrastructure and wastewater rehabilitation, well positioned to take advantage of the attractive macro dynamics of the water services industry. The U.S. municipal utility sector is forecasted to spend $532 billion in capital expenditures through 2025, with over 50% of the spending expected to be related to water and wastewater distribution networks.[5]

[4]	LTM figures as of Layne’s fiscal Q3 2018 (October 31, 2017) and pro forma for the divestiture of the Heavy Civil business segment; Layne’s fiscal year end is January 31.
[5]	U.S. Municipal Water Infrastructure: Utility Strategies & CAPEX Forecasts, 2016 – 2025, Bluefield Research.

A combination with Layne represents the next logical step in the evolution of Granite’s strategy to diversify its service offerings by expanding in the water and wastewater market. Since acquiring Kenny Construction Company in December 2012, which gave Granite an entrance into the water markets, Granite has made a number of investments in the water sector to strengthen its capabilities, expand its footprint, and grow its presence. Now, with the addition of Layne’s leading portfolio of services, Granite will be better positioned in water infrastructure and wastewater rehabilitation.

•	Provides a Broad Portfolio of Services to the Water Sector. Together with Layne, Granite will enhance its capabilities and service offerings to provide a full lifecycle portfolio to better meet the needs of its public and private water sector customers.

•	Creates a National Footprint with Capabilities Across Water and Transportation Markets. Granite is a leader in the transportation market with a significant presence across the U.S. and backlog of over $3.7 billion. Together with Layne, Granite will offer a broader suite of services in more markets across the country, with greater reach, particularly in the Midwest.

•	Adds Significant Base of Stable, Recurring Revenue. With a greater presence in the growing water and wastewater end markets, Granite will benefit from more stable and diverse funding sources. Specifically, Granite will benefit from Layne’s consistent, recurring revenue stream in maintenance, repair, and Inliner product sales. On a pro forma basis, Layne’s revenue would represent 14%[6] of the combined company, which is anticipated to increase as Granite capitalizes on additional meaningful revenue opportunities.

Delivers Substantial Financial Benefits

•	Drives Significant Cost Savings. Granite expects to achieve approximately $20 million of annual run-rate cost savings by the third year following the close of the transaction, with approximately one-third realized in 2018. Granite expects to incur approximately $11 million in one-time costs to achieve these savings.

•	Accretive to Granite’s Earnings. The transaction is expected to be accretive to Granite’s adjusted earnings per share, and high single-digit accretive to Granite’s adjusted cash earnings per share in the first year after closing[7].

•	Maintains Granite’s Financial Strength and Flexibility. The combined company will have a strong balance sheet and liquidity profile. Following the close of the transaction, Granite will maintain an investment grade credit profile with debt-to-EBITDA of less than 1.5x8. The expected strong cash flow generation of the combined business will enable Granite to return to current leverage levels by the end of 2018.

[6]	LTM figures as of Layne’s fiscal Q3 2018 (October 31, 2017) and pro forma for the divestiture of the Heavy Civil business segment; Layne’s fiscal year end is January 31. LTM figures as of Granite’s fiscal Q3 2017 (September 30, 2017); Granite’s fiscal year end is December 31.
[7]	Adjusted EPS excludes non-recurring transaction and integration costs and Adjusted Cash EPS further excludes amortization of intangible assets.
[8]	Assumes conversion of Layne 8.00% notes post-closing.

Financing, Approvals, and Close

Granite expects to assume outstanding Layne convertible debt with principal value of $170 million and honor the terms and existing maturity date provisions of the indentures. The transaction is not expected to trigger any change of control provisions under Layne’s indentures. Granite also expects to fund the cash financing requirements of the transaction of approximately $70 million through a combination of existing cash on hand and availability under Granite’s revolving credit facility. Following close, Granite will maintain an investment grade credit profile and significant financial flexibility.

The transaction, which is expected to close in the second quarter of 2018, is subject to the satisfaction of customary closing conditions, including applicable regulatory approvals and the approval of the shareholders of Layne. Wynnefield Capital, which has an approximate 9% voting interest in Layne, has agreed to vote in favor of the transaction. In connection with the transaction, Granite will issue approximately 5.4 million shares9 of Granite common stock to Layne common stockholders.

Advisors

Perella Weinberg Partners LP is serving as financial advisor to Granite, and Jones Day is serving as legal counsel. Greentech Capital Advisors, LLC is serving as financial advisor to Layne, and Latham & Watkins LLP and Stinson Leonard Street LLP are serving as legal counsel.

Conference Call and Webcast

Granite will conduct a conference call today, Wednesday, February 14, 2018, at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time to discuss this announcement. Access to a live audio webcast and slide presentation will be available on its Investor Relations website, investor.graniteconstruction.com. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. A replay will be available after the live call through February 21, 2018, by calling 1-877-344-7529, replay access code 10117211; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite (NYSE:GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit graniteconstruction.com.

[9]	Outstanding Layne Equity awards to be cash settled at closing.

About Layne

Layne is a global water management, infrastructure services and drilling company, providing responsible solutions to the world of essential natural resources — water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward Looking Statements

All statements included or incorporated by reference in this communication, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Granite’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions made by Granite and Layne, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to: (1) references to the anticipated benefits of the proposed transaction; (2) the expected future capabilities and served markets of the individual and/or combined companies; (3) projections of financial results, whether by specific market segment, or as a whole, and whether for each individual company or the combined company; (4) market expansion opportunities and segments that may benefit from sales growth as a result of changes in market share or existing markets; (5) the financing components of the proposed transaction; (6) potential credit scenarios, together with sources and uses of cash; and (7) the expected date of closing of the transaction.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that may cause such a difference in connection with the proposed transaction include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities or the stockholders of Layne are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Granite or Layne; (5) the ability of Granite or Layne to retain and hire key personnel; (6) competitive responses to the proposed transaction and the impact of competitive products; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; (10) the terms and availability of the indebtedness planned to be incurred in connection with the transaction; and (11) legislative, regulatory and economic developments, including changing business conditions in the construction industry and overall economy as well as the financial performance and expectations of Granite and Layne’s existing and prospective customers. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that Granite will file with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this document, which speak only as of this date. Neither Granite nor Layne undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance of Granite, Layne, or the combined company, following the implementation of the proposed transaction or otherwise.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Granite’s overall business, including those more fully described in Granite’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and Layne’s overall business and financial condition, including those more fully described in Layne’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 31, 2017.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Additional Information and Where to Find It

In connection with the proposed transaction, Granite will file a registration statement on Form S-4, which will include a preliminary prospectus of Granite and a preliminary proxy statement of Layne (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC. The registration statement has not yet become effective and the proxy statement/prospectus included therein is in preliminary form. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement/prospectus will be sent to Layne’s stockholders.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Granite on Granite’s Investor Relations website (investor.Granite.com) or by writing to Granite, Investor Relations, 585 West Beach Street, Watsonville, CA 95076 (for documents filed with the SEC by Granite), or by Layne on Layne’s Investor Relations website (investor.laynechristensen.com) or by writing to Layne Company, Investor Relations, 1800 Hughes Landing Boulevard, Suite 800, The Woodlands, TX 77380 (for documents filed with the SEC by Layne).

Participants in the Solicitation

Granite, Layne, and certain of their respective directors, executive officers, other members of management and employees and agents retained, may, under SEC rules, be deemed to be participants in the solicitation of proxies from Layne stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Layne stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about

Granite’s executive officers and directors in its definitive proxy statement filed with the SEC on April 25, 2017. You can find more detailed information about Layne’s executive officers and directors in its definitive proxy statement filed with the SEC on April 28, 2017. Additional information about Granite’s executive officers and directors and Layne’s executive officers and directors will be provided in the above-referenced Registration Statement on Form S-4 when it becomes available.

Granite Contacts:

Media

Jacque Fourchy

831-761-4741

Or

Investors

Ron Botoff

831-728-7532

Layne Contacts:

Investors

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Or

Media

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com